Exhibit 4.1
BROWN & BROWN, INC.
1990 EMPLOYEE STOCK PURCHASE PLAN

The Brown & Brown, Inc. 1990 Employee Stock Purchase Plan (hereafter referred to as the "Plan") was originally adopted the 24th day of January, 1990, by Brown & Brown, Inc. (formerly Poe & Brown, Inc. and Poe & Associates, Inc.), a Florida corporation. This amended and restated Plan document reflects amendments to the Plan after the original adoption date and sets forth the terms and conditions of the Plan as of May 6, 2015:

    1. Definitions. Except as otherwise expressly provided in this Plan, the following capitalized terms shall have the respective meanings hereafter ascribed to them:

(a)	“Alternate Offering Price” means 85% of the Fair Market Value of the Shares as of the last business day of the Purchase Period;

(b)	“Board” shall mean the Board of Directors of Brown;

(c)	“Brown” shall mean Brown & Brown, Inc. (formerly Poe & Brown, Inc. and Poe & Associates, Inc.);

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(e)	“Committee” means the Employee Stock Purchase Plan Committee described in Article 4 hereof, as such Committee shall exist from time to time;

(f)
“Compensation” means an Employee's basic gross annual salary (including commissions, but excluding overtime pay, premium pay, profit participation distributions, or approved expenses) and bonuses as of a date specified by the Committee, projected on an annual basis;

(g)	“Corporation” means Brown & Brown, Inc. (formerly Poe & Brown, Inc. and Poe & Associates, Inc.) and each and all of any present and future subsidiaries;

(h)	“Effective Date” means the 10th business day of the first calendar month immediately following the Offering Period;

(i)	“Employee” shall be an employee of the Corporation;

(j)
“Fair Market Value” during such time as the Shares are not traded in any securities market shall be determined by a good faith effort of the Board, using its best efforts and judgment. During such time as the Shares are traded in a securities market but not listed upon an established stock exchange, the Fair Market Value per share shall be the mean between dealer "bid" and "ask" prices in the securities market in which it is traded, as reported by the National Association of Securities Dealers, Inc. If the Shares are listed upon an established stock exchange or on the National Market System of the National Association of Securities Dealers Automated Quotations System ("NASDAQ/NMS"), such Fair Market Value shall be deemed to be the closing price on such stock exchange or on NASDAQ/NMS, or if no sale of any Shares shall have been made on a valuation date, on the next preceding day on which there was such a sale. Subject to the foregoing, the Board shall have full authority and discretion in fixing Fair Market Value and shall be fully protected in doing so;

(k)	“Initial Offering Price” means 85% of the Fair Market Value of the Shares on the Effective Date;

(l)	“Offering Period” means the calendar month specified by the Committee pursuant to Article 5 hereof;

(m)
“Payroll Deduction Authorization Form” means the form specified from time to time by the Corporation whereby eligible Employees elect to participate in an offering under the Plan and to subscribe for a maximum number of shares of Common Stock;

(n)	“Purchase Period” means the period of 12 successive calendar months beginning on the first day of the calendar month immediately following the Effective Date;

(o)	“Shares” shall mean Brown & Brown, Inc.'s common stock, par value $.10 per share, or other securities resulting from an adjustment under Article 21 of this Plan;

(p)	“Subsidiary” shall mean any corporation that meets the definition of “Subsidiary Corporation” contained in Section 425(f) of the Code.

    2.     Purpose. The purpose of this Plan is to advance the interests of the Corporation and its stockholders, by facilitating the acquisition and ownership of Shares of Brown, upon the terms herein set forth, by Employees of the Corporation in order that their proprietary interest in the Corporation's continued success and their continuance as Employees of the Corporation may be encouraged.

3.    Shares Offered. The total number of Shares available under the Plan shall be 11,000,000 Shares, which Shares may be either authorized but unissued or reacquired Shares. If any subscription or portion thereof shall expire, lapse, or terminate for any reason without the rights under such subscription have been exercised in full, the unpurchased Shares covered thereby shall be added to the Shares otherwise available for offerings under the Plan.

4.    Administration. The Plan shall be administered by an Employee Stock Purchase Plan Committee, which shall consist of three persons appointed from time to time by the Board, at least one of whom shall be a member of the Board. No member of the Board or the Committee shall be liable for any action, omission to act, or determination made in good faith. Subject to the express provisions of the Plan, the Committee shall have authority to make rules and regulations for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and to shall be the sole and final judgment of such expediency. Any determination of the Committee concerning the matters referred to in this Article or the construction or interpretation by the Committee of any provision of the Plan shall be conclusive unless otherwise determined by the Board.

The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as it may determine. A majority of the Committee, acting at any meeting in which a quorum is present, or acts reduced to or approved in writing by a majority of the entire Committee, shall be the valid acts of the Committee.

5.    Offerings. Once during each successive period of twelve calendar months, commencing on the first day of the Offering Period specified by the Committee for the first such offering, the Corporation may make offerings to eligible Employees to purchase Shares under the Plan. With respect to each such offering, the Committee shall specify the Offering Period and the maximum number of Shares that may be purchased under the offering by all eligible Employees.

6.    Eligibility. Any person who is employed by the Corporation, other than (a) Employees whose customary employment is 20 hours or less per week and (b) Employees whose customary employment is for not more than five months in any calendar year, shall be eligible to participate in the Plan beginning on the first day of the month following that person’s completion of 30 days employment with the Corporation. Notwithstanding the 30-day employment requirement specified above, the Committee, in its sole discretion, may waive this requirement in the case of any Employee of subsidiaries acquired or organized by the Corporation. The word "Employees" shall includes officers but not persons who are solely directors.

Notwithstanding anything herein to the contrary, no Employee shall be permitted to subscribe for any Shares under the Plan if such Employee immediately after such subscription, owns Shares (including all Shares that may be purchased under outstanding subscriptions under the Plan or outstanding options under any stock option plan of the Corporation) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any parent. For purposes of determining ownership percentage, the attribution rules of Section 425(d) of the Code shall apply. No Employee shall be allowed to subscribe for any Shares under the Plan to the extent that such subscription would permit his rights to purchase Shares under all stock purchase plans of the Corporation and its subsidiary corporations to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate that exceeds $25,000 (or such amounts as may be specified from time to time in Section 423(b)(8) of the Code) of fair market value of such Shares (determined on the Effective Date) for each calendar year in which such subscription is outstanding at any time.

7.    Participation. An eligible Employee may subscribe to purchase Shares by completing and mailing or delivering a Payroll Deduction Authorization Form to the Corporation during the Offering Period (or, in the case of new employees, within 30 days after their hire date), and authorizing in such form payroll deductions of even dollar amounts not less than $2.00 per pay period, and not exceeding 10% of his Compensation (pro-rated, based on date of eligibility). The execution and delivery of such form by an eligible Employee shall be deemed to be a subscription to purchase a number of whole and fractional Shares (subject to Articles 12 and 23) determined by dividing the aggregate annual payroll deductions authorized in such form by the Initial Offering Price. Rights under the subscription shall be exercisable in the manner and to the extent hereinafter provided and to the extent not so exercised shall lapse as of the last day of the Purchase Period.

8.    Effective Date and Purchase Period. All valid subscriptions completed and received by the Corporation within the appropriate time frame (and, in the discretion of the Committee, those subscriptions completed during the Offering Period and received by the Corporation prior to the Effective Date) will be deemed accepted on the Effective Date, subject to any allocation of Shares pursuant to Section 23. On the Effective Date, each Employee who has completed and delivered a valid subscription shall be deemed to have received an option to purchase a maximum number of Shares equal to the number of whole and fractional Shares for which such Employee subscribed, subject to allotment as provided in Article 23. Notwithstanding the possibility that the Alternate Offering Price may be lower than the Initial Offering Price, in no event may an Employee purchase a greater number of Shares than the number determined pursuant to Article 7. Subscriptions for Shares shall be payable in equal installments during the Purchase Period.

9.    Method of Payment. Payment shall be made by payroll deductions of approximately equal amounts for each Employee's pay period, which shall aggregate the purchase price of the Shares subject to subscription, based on the Initial Offering Price. However, if it is not practicable to make such calculation at the commencement of the Purchase Period, the Committee may select another basis for determining the rate of deductions during the Purchase Period.

10.     Deductions Changes and Cancellation. An Employee may at any time decrease his payroll deduction and his subscription by filing a new Payroll Deduction Authorization Form. An Employee may also cancel future payroll deductions (without affecting the balance in his account at the time of such cancellation) by written notice to the Corporation. Any such change or cancellation will become effective as soon as practicable after receipt of the form or appropriate notice. A payroll deduction may be reduced only once during any Purchase Period and an Employee who cancels future payroll deductions may not again authorize payroll deductions during the Purchase Period in which such cancellation becomes effective. An Employee may not increase his payroll deduction at any time during the Purchase Period.

11.    Accumulated Deductions and Interest. The Corporation will accumulate and hold for each participating Employee's account the amounts paid by him. No interest will be paid or allowed on any money paid by the participating Employees under any circumstances.

12.    Withdrawal of Funds. The Corporation will maintain a separate payroll deduction account for each participating Employee. An Employee may at any time during the Purchase Period and for any reason permanently withdraw any full balance accumulated in his account that has not been applied toward the purchase of the Shares subject to his subscription, and thereby withdraw from participation in an offering. Any such withdrawal shall be effected by written notice to the Corporation. A withdrawing Employee may not thereafter participate in that offering, but shall, if he is otherwise eligible, be permitted to participate in any future offering under the Plan. Partial withdrawals will not be permitted.

13.    Purchase Price and Purchase of Shares. Subject to Article 14, the purchase price for Shares under any offering will be the lesser of (a) the Initial Offering Price, or (b) the Alternate Offering Price. In no event, however, shall the purchase price be less than the par value per share on the last day of the Purchase Period.

On the last business day of the Purchase Period, the Alternate Offering Price shall be ascertained and the account of each participating Employee shall be totaled. Shares subject to a subscription may be purchased only with funds accumulated, pursuant to the provisions of this Plan, in a participating Employee's account. The amount in the participating Employee’s account shall be applied to the purchase of the number of whole and fractional Shares determined by dividing such amount by the lower of the Initial Offering Price or the Alternate Offering Price, and the Employee shall be deemed to have exercised his option to purchase such Shares (up to the number of Shares subject to his subscription) at such lower price. His account shall be charged for the amount of the purchase price, a certificate, representing the aggregate number of whole and fractional Shares purchased, shall be issued to him as of such date, and delivered to him as promptly as practicable thereafter.

Unless the Committee otherwise determines, any original issue stamp taxes will be paid by deductions from an Employee's account or in cash by the Employee.

14.    Prepayment of Subscription. Each participating Employee shall have the right, at any time after the third calendar month in the Purchase Period, to prepay the purchase price; provided that such prepayment shall be based upon the Initial Offering Price and no refunds shall be made. Partial prepayments will not be permitted.

15.    Interruption of Employment and Leaves of Absence. In the event an Employee's employment is temporarily interrupted because of military or sick leave or other bona fide leave of absence approved by the Committee, the Employee may elect to continue to participate in the Plan by failing to withdraw as provided in Article 12. No payroll deductions or other contributions need be made during the period of such interruption but the Employee may, prior to the last business day of the Purchase Period, pay to the Corporation directly for credit to his account, and not by way of payroll deduction, the aggregate amount that would have been deducted pursuant to such Employee's Payroll Deduction Authorization Form had his employment not been interrupted. Such payment may be made in a lump sum or in installments terminating before the last business day of the Purchase Period, as the Committee shall determine. Failure to make or arrange for such payment in full before the last business day of the Purchase Period shall not cause the subscription to be cancelled with respect to the amount accumulated in the Employee's account. Notwithstanding the foregoing, the provisions of this Article shall apply on if an interruption of employment does not exceed 90 days or, if it does exceed 90 days, if the Employee's right to reemployment after such interruption is guaranteed by either statute or contract. Otherwise, any interruption of employment shall be deemed a termination and shall be governed by Article 18 hereof.

16.    Registration of Certificates. Certificates representing Shares purchased under this Plan may be registered in the name of the Employee, or, if he so indicates on his Payroll Deduction Authorization Form, in his name and another jointly with the right of survivorship.

17.     Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to Shares subject to this Plan until the date as of which certificates representing such Shares are issued.

18.     Rights on Retirement, Death or Termination of Employment. In the event of a participating Employee's retirement, death or termination of employment, no payroll deduction shall be taken from any compensation due and owing to him at such time. The amount in the Employee's account shall be refunded to the Employee or, in the event of his death, the person or persons to whom his right under the subscription passes by will or the laws of descent and distribution (including his estate during the period of administration). An Employee of a Corporation that ceases to be a subsidiary shall be deemed to have terminated his employment for purposes of this Article as of the date such Corporation ceases to be a subsidiary unless as of such date, the Employee shall become an Employee of the Corporation or any subsidiary then included in the Plan.

19.     Rights Not Transferable. Except as provided in Article 18, no participating Employee shall have any right to sell, assign, transfer, pledge or otherwise dispose of or encumber either his right to participate in the Plan or his interest in the fund accumulated for his benefit, and such right and interest shall not be liable for or subject to the debts, contracts or liabilities of such Employee. If any such action is taken by the Employee, or if any claim is asserted by another party with respect to such right and interest, such action or claim will be treated as notice of withdrawal, and except as may otherwise be required by law, refund will be made to such Employee as provided in Article 11.

20.     Application of Funds. The proceeds received by the Corporation from the sale of Shares pursuant to this Plan will be used for general corporate purposes. The Corporation shall not be required to segregate accumulated payroll deductions under the Plan.

21.    Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting Shares of the Corporation occurs, then the number and class of Shares authorized under this Plan, the number and class of Shares then subject to outstanding subscriptions, and the Initial Offering Price or the Alternate Offering Price shall be equitably adjusted by the Board to reflect such changes.

22.     Amendment and Termination of the Plan. To the extent permitted by law, the Board may alter, amend or terminate this Plan from time to time, provided, however, that except as provided in Article 21 hereof, and except with respect to changes or additions that are intended to cause the Plan to comply with Section 423 of the Code, the Board may not, without approval by the holders of a majority of the Shares of Common Stock of the Corporation (a) increase the maximum number of Shares that may be purchased under the Plan, or (b) reduce the purchase price per Share, or (c) make any change or addition that is inconsistent with the requirements of Section 423 of the Code and the regulations promulgated thereunder. No amendment of the Plan may, without the consent of the holder of any outstanding subscription, materially and adversely affect his rights as respects such subscription.

This Plan shall terminate (a) on the day that all the Shares authorized for sale under the Plan have been purchased, or (b) when terminated by the Board at its sole discretion. Upon termination of the Plan and the exercise or lapse of all subscription rights hereunder, all amounts remaining in the accounts of participating Employees shall be promptly refunded.

23.     Allocation of Shares. If the total number of Shares that Employees elect to purchase under any offering exceeds the Shares available for purchase under that offering, the Committee shall make a pro-rata allocation of all the available Shares among such participating Employees, based upon the ratio that the dollar amount of each Employee's subscription bears to the aggregate dollar amount of all participating Employees' subscriptions. Notwithstanding the foregoing, if the Committee shall at any time determine that the foregoing method of allocation is inconsistent with the requirements of Section 423 of the Code, then subscriptions for any additional Shares in excess of the Shares so allocated shall be deemed to have lapsed.

24.     Governmental and Other Regulations. The obligation of the Corporation to issue or transfer and deliver Shares under this Plan shall be subject to (a) approval of this Plan by the Corporation's stockholders, (b) compliance with all applicable laws, governmental rules and regulations and administrative action, and (c) the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, if deemed necessary or appropriate by counsel for the Corporation.

25.     Approval of Stockholders. This Plan shall terminate if is not approved by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation, which approval must occur within the period beginning twelve months before and ending twelve months after the Plan is adopted by the Board.

26.     Notices. All notices or other communications by a participating Employee to the Corporation under or in connection with the Plan shall be deemed to have been given only when received by the Corporation or when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

27.     Indemnification of the Board. In addition to such other rights of indemnification as they may have as directors, officer or Employees the members of the Board and the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a director shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

28.     Tenure. A participant's right, if any, to continue to serve the Corporation as an officer, Employee or otherwise, will not be enlarged or otherwise affected by his designation as participant under this Plan, and such designation will not in any way restrict the right of the Corporation to terminate at any time the employment or affiliation of any participant for cause or otherwise.

29.     Expenses of Plan. The expenses of the Plan will be borne by the Corporation.

30.     Number and Gender. Unless otherwise clearly indicated in this Plan, words in the singular or plural shall include the plural and singular, respectively, where they would so apply, and words in the masculine or neuter gender shall include the feminine, masculine or neuter gender where applicable.

31.     Application Law. The validity, interpretation, and enforcement of this Plan are governed in all respects of the laws of Florida.

Adopted by the Board of Directors:        January 24, 1990

Approved by Shareholders:            April 26, 1990; April 24, 2003; May 6, 2015

As amended, effective April 19, 1995; April 30, 1996; April 29, 1990; August 23, 2000; January 24, 2001; October 31, 2001; November 21, 2001; April 24, 2003; July 1, 2013, May 6, 2015